Exhibit 99.1

           Network Engines Announces Fiscal Fourth Quarter and Year-end Financial Results

    CANTON, Mass.--(BUSINESS WIRE)--Nov. 4, 2004--Network Engines, Inc. (NASDAQ: NENG), a leading provider of storage and security server appliance products and services, today reported its financial results for its fiscal fourth quarter and year ended September 30, 2004.

    Fourth Quarter Financial Performance

    -- Net revenues of $30.9 million compared to $34.4 million in the third quarter of fiscal 2004 and $28.8 million reported in the fourth quarter of fiscal 2003.

    -- Gross margin of 15.3 percent of net revenues compared to 16.8 percent in the third quarter of fiscal 2004.

    -- Operating expenses of $6.1 million, includes a $399,000 non-cash intangible asset impairment charge related to the distribution of third-party storage networking products, compared to $5.1 million in the third quarter of fiscal 2004, which included the reversal of a previously recorded restructuring liability of $107,000.

    -- Net loss of $(1.2) million, or $(0.03) per share, which includes the $399,000 non-cash intangible asset impairment charge and compared to net income of $726,000, or $0.02 per share, in the third quarter of fiscal 2004, which included the aforementioned $107,000 accrual reversal related to restructuring and other charges. The net loss for the quarter ended September 30, 2004 compares to net income of $1.1 million, or $0.03 per share, in the fourth quarter of fiscal 2003, which included a reversal of an accrual of $377,000 related to restructuring and other charges for unused leased facilities that had been taken in the December 2002 quarter and the reversal of $175,000 of an estimated legal liability recorded in the third quarter of fiscal 2003.

    -- Cash and cash equivalents and short-term investments increased to $39.6 million at September 30, 2004 compared to $37.8 million as of June 30, 2004.

    "As we previously announced on October 4th, our fourth quarter OEM appliance revenues were lower than we had anticipated. Although we experienced increased revenues from a number of our newer OEM customers, this was more than offset by lower than expected revenues from several of our established OEM customers," stated John Curtis, President and Chief Executive Officer of Network Engines. "Our net loss for the quarter exceeded our original guidance primarily due to the non-cash intangible asset impairment charge."

    OEM Appliance Operations

    OEM Appliance revenues were $17.9 million for the quarter, compared with $20.6 million in the third quarter of fiscal 2004 and $14.0 million in the fourth quarter of fiscal 2003. Sales of OEM appliances to EMC Corporation were 48 percent of total net revenues in the fiscal fourth quarter, compared to 49 percent in the third quarter of fiscal 2004.
    The company recently announced a new OEM Appliance customer, SurfControl, a leader in enterprise Web and e-mail filtering. In addition, the company and Computer Associates jointly announced the general availability of Computer Associates' eTrust Vulnerability Manager appliance during the fourth fiscal quarter.

    Distribution Operations

    Distribution revenues decreased to $13.0 million during the fourth quarter of fiscal 2004 from $13.8 million in the prior quarter and $14.8 million in the fourth quarter of fiscal 2003. Substantially all of the revenues were generated from the distribution of third-party storage networking products.
    The company recently announced that it will exit the business of distributing third-party storage networking products by the end of 2004. Network Engines is working with its suppliers and with other distributors to ensure its customers will receive continuity of supply and support for all third-party products it currently distributes.
    The company also recently announced the general availability of the NS6300 firewall appliance, powered by Microsoft Internet Security and Acceleration (ISA) Server 2004. Network Engines' NS6300 firewall appliance incorporates NEWS(TM) (Network Engines Web Server) technology, a secure, web-based appliance management system that enables deployment and maintenance tasks such as provisioning and remote system updates.
    "We made the strategic decision to exit the business of distributing third-party storage networking products due to the declining outlook for that portion of our business, coupled with the significant market opportunity that we believe our NS-series firewall appliances represent," continued Curtis. "We believe that our strategic investment to support these Microsoft ISA Server 2004 powered appliances will lay the groundwork for Network Engines' long-term growth."

    Fiscal Year 2004 Financial Performance

    -- Net revenues for the year ended September 30, 2004 were $136.8 million, compared to $81.2 million for the year ended September 30, 2003. The results for the fiscal year ended September 30, 2003 only include revenues from the distribution of third-party storage networking products after the December 27, 2002 acquisition of TidalWire.

    -- Net loss for the year ended September 30, 2004 of ($1.6) million, or ($0.04) per share, includes the $399,000 non-cash intangible asset impairment charge in addition to a non-cash intangible asset impairment charge of $3.6 million related to the December 2003 amendment to the distribution agreement with EMC Corporation for the sale of EMC-approved HBAs and the reversal of a previously recorded restructuring liability of $107,000.

    -- The net loss for fiscal year ended September 30, 2004 compares to a net loss of ($1.4) million, or ($0.04) per share for the year ended September 30, 2003, which included $507,000 of restructuring and other charges for unused leased facilities.

    Business Outlook

    Based on current forecasts from certain partners, historical and seasonal trends, and the Company's recent decision to exit that portion of the business related to the distribution of third-party storage networking products, Network Engines currently anticipates the following results for its fiscal first quarter ending December 31, 2004:

    --  Net revenues in the range of $20 million to $24 million.

    --  OEM Appliance revenues between $17 million and $20 million.

    -- Distribution revenues in the range of $3 million to $4 million.

    -- Gross profit in the range of 16 percent to 18 percent of net revenues.

    -- Operating expenses between $7.4 million and $7.7 million, which includes approximately $500,000 of costs associated with exiting that portion of the business related to the distribution of third-party storage networking products.

    --  Net loss between ($3.2) to ($3.5) million.

    -- Cash and cash equivalents and short-term investments of between $37 million and $39 million.

    "Our current guidance reflects exiting the business of distributing third-party storage networking products by the end of the calendar year and focusing our investments on further OEM appliance development and the new NS-series firewall appliance initiatives," stated Doug Bryant, Vice President of Finance and Administration and Chief Financial Officer. "As a result of our decision to invest in this early-stage opportunity, we anticipate generating a net loss for at least the first three quarters of fiscal 2005. As we gain greater visibility into the growth trajectory and ongoing investment required to maximize these opportunities, we will provide additional guidance. With our strong balance sheet and solid OEM appliance business, we believe that near-term investing in both our OEM operation and our NS-Series appliance opportunity positions the Company for long-term growth and is in the best interest of our shareholders."

    Conference Call Details

    In conjunction with this announcement, Network Engines will host a conference call today at 10:00 a.m. ET to discuss its financial results for the fiscal quarter and fiscal year ended September 30, 2004. The conference call will be available live at the Company's website at www.networkengines.com and will be archived on the site.

    About Network Engines

    Network Engines (NASDAQ: NENG) is a leading developer, manufacturer and distributor of storage and security appliances. The company works with its partners to develop storage and security networking appliances for mission-critical applications. Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company's products and services, visit www.networkengines.com.

    Safe Harbor Regarding Forward-Looking Statements

    Statements in this press release regarding Network Engines' (the "Company") future financial performance including statements regarding future revenues, gross profit, operating expenses, costs of exiting the business of distributing third-party storage networking products, net income (loss), and cash, cash equivalents and short-term investment position, and any other statements about Network Engines' management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2003 and the Company's Form 10-Q for the quarter ended June 30, 2004 under the section "Factors That May Affect Future Operating Results" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. The Company assumes no obligations to update the information included in this press release.
    Network Engines, the Network Engines logo and TidalWire are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.



                         Network Engines, Inc.
            Condensed Consolidated Statements of Operations
                 (in thousands, except per share data)
                              (unaudited)

                            Three Months Ended          Year Ended
                         --------------------------  -----------------
                        Sept. 30, June 30, Sept. 30,     Sept. 30,
                           2004     2004     2003     2004     2003
                         -------- -------- --------  -------- --------

Net revenues             $30,904  $34,381  $28,825  $136,755  $81,243
Cost of revenues          26,161   28,609   23,056   112,847   64,506
                         -------- -------- -------- --------- --------

     Gross profit          4,743    5,772    5,769    23,908   16,737

Operating expenses:
     Research and
      development          1,949    1,492    1,307     6,156    4,114
     Selling and
      marketing            2,067    2,177    2,147     8,637    6,519
     General and
      administrative       1,594    1,497    1,233     6,431    5,856
     Stock compensation       24       28      228       390      928
     Amortization of
      intangible assets       31       31      254       296      762
     Impairment of
      intangible assets      399        -        -     4,013        -
     Restructuring and
      other charges            -     (107)    (377)     (107)     507
                         -------- -------- -------- --------- --------

            Total
             operating
             expenses      6,064    5,118    4,792    25,816   18,686

Net income (loss) from
 operations               (1,321)     654      977    (1,908)  (1,949)
Other income                 117       72       92       333      564
                         -------- -------- -------- --------- --------

Net income (loss) before
 income taxes             (1,204)     726    1,069    (1,575)  (1,385)
Provision for income
 taxes                        44        -        -        44        -
                         -------- -------- -------- --------- --------

Net income (loss)        $(1,248)    $726   $1,069   $(1,619) $(1,385)
                         ======== ======== ======== ========= ========

Net income (loss) per
 share - basic            $(0.03)   $0.02    $0.03    $(0.04)  $(0.04)
                         ======== ======== ======== ========= ========

Net income (loss) per
 share - diluted          $(0.03)   $0.02    $0.03    $(0.04)  $(0.04)
                         ======== ======== ======== ========= ========

Shares used in computing
 basic net income (loss)
 per share                37,052   36,886   34,648    36,594   33,142

Shares used in computing
 diluted net income
 (loss) per share         37,052   40,042   39,879    36,594   33,142



                         Network Engines, Inc.
                 Condensed Consolidated Balance Sheets
                             (in thousands)

                                              Sept. 30,     Sept. 30,
                                                2004          2003
                                             -----------   -----------

  ASSETS

  Current assets:

    Cash and cash equivalents                   $37,093       $36,788
    Short-term investments                        2,495             -
    Restricted cash                                  47            47
    Accounts receivable, net                     13,222        13,948
    Inventories                                  14,342        14,937
    Other current assets                          1,257         1,946
                                           ------------- -------------

        Total current assets                     68,456        67,666

  Property and equipment, net                     1,623         1,849
  Goodwill                                        7,769         7,786
  Intangible assets                                   -         4,310
  Other assets                                      173           121

                                           ------------- -------------

        Total assets                            $78,021       $81,732
                                           ============= =============

  LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:

     Accounts payable                            $9,312       $13,864
     Accrued liabilities                          3,543         2,763
     Current portion of accrued
      restructuring and other charges                 -           218
     Deferred revenue                               493           603
                                           ------------- -------------

        Total current liabilities                13,348        17,448

  Long-term portion of accrued
   restructuring and other charges                    -            60

  Stockholders' equity:
    Common stock                                    397           382
    Treasury stock                               (2,838)       (2,838)
    Additional paid-in capital                  177,688       176,061
    Deferred stock compensation                      (7)         (433)
    Accumulated deficit                        (110,567)     (108,948)
                                           ------------- -------------

        Total stockholders' equity               64,673        64,224

                                           ------------- -------------

          Total liabilities and
           stockholders' equity                 $78,021       $81,732
                                           ============= =============



    CONTACT: Network Engines, Inc.
             Erica Smith, 781-332-1163
             erica.smith@networkengines.com